SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 23, 2001

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On July 23, 2001, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended June 30, 2001. A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
	99.1	Quarterly report to shareholders dated July 23, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: July 23, 2001	By: /s/C. James Bess
C. James Bess President and Chief Executive Officer

Exhibit 99.1

The financial information customarily given to Shareholders is enclosed. As you can see, the first six months of 2001 have not been, from a purely financial point of view, profitable for the Company. However, on other fronts, such as staffing and complying with regulatory requirements, the Company continues to make good progress.

The Company's earnings have been negatively impacted primarily by three factors. First, the Bank continues to experience difficulties with certain loans with some of its longstanding customers. Second, the methodologies employed in the calculation of the Bank's Allowance for Loan and Lease Losses (ALLL), that were approved by the Bank's regulators in 2001, provide an appropriate, but more conservative bias than the former methodologies. Third, the continuing interest rate reductions by the Federal Reserve, which in turn cause the Bank to lower its prime lending rate, have reduced interest income. While it is difficult to know the extent to which problem loans are affected by the economy and/or problems inherent in certain industries with which some of the Bank's borrowers do business, the loan problems nevertheless do exist. As a result, the ALLL for the six months ended June 30, 2001 was increased by over $2.7 million. That, taken together with the decrease in interest income, resulted in a loss of over $1 million for the six month period.

Total assets at June 30, 2001 were $311.1 million. Net loans were $179.1 million, deposits totaled nearly $260.0 million, and shareholders equity amounted to $30.7 million or $11.69 per share.

Management is very disappointed to report these results. However, every effort is being made to mitigate loan risk, control losses, and to continue to improve the Company.

Thank you for your continuing support. If you should have any questions, please do not hesitate to contact me.

/s/C. James Bess

C. James Bess

President and Chief Executive Officer

QUARTERLY REPORT

JUNE 30, 2001

CSB

CSB BANCORP, INC.

Stock Symbol CSBB.OB

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	JUNE 30
	2001	2000
ASSETS:
Cash and due from banks	$11,941	$9,737
Federal funds sold	15,665	---
Securities	88,808	99,326
Net loans	179,146	207,275
Premises & equipment, net	9,439	8,762
Other assets	6,122	5,174
TOTAL ASSETS	$311,121 =======	$330,274 =======
LIABILITIES:
Deposits	$259,991	$259,606
Securities sold under agreements to repurchase	11,835	14,630
Federal funds purchased	---	14,550
Other borrowings	7,674	8,884
Other liabilities	946	1,093
TOTAL LIABILITIES	$280,446	$298,763

SHAREHOLDERS' EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,526
Retained earnings	8,790	10,276
Treasury stock	(1,339)	(1,535)
Accumulated other comprehensive income	136	(430)
TOTAL SHAREHOLDERS' EQUITY	$30,675	$31,511
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$311,121 =======	$330,274 =======

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	SIX MONTHS ENDED JUNE 30
	2001	2000
INTEREST INCOME:
Interest & fees on loans	$9,106	$9,639
Interest on securities	2,318	2,739
Other interest income	193	14
TOTAL INTEREST INCOME	$11,617	$12,392

INTEREST EXPENSE:
Interest on deposits	$5,709	$5,432
Other interest expense	451	680
TOTAL INTEREST EXPENSE	$6,160	$6,112

Net interest income	$5,457	$6,280
Less provision for loan losses	2,709	2,919
Net interest income after provision for loan losses	2,748	3,361
Total other income	998	981
Total other expense	5,876	4,402
Provision for (benefit from) income taxes	(1,080)	(425)
NET INCOME (LOSS)	($1,050) ======	$365 ======

FINANCIAL HIGHLIGHTS

(000 OMITTED) EXCEPT SHARE DATA

	JUNE 30
	2001	2000
Assets	$311,121	$330,274
Net loans	179,146	207,275
Securities	88,808	99,326
Deposits	259,991	259,606
Shareholders' equity	30,675	31,511
Net income (loss)	(1,050)	365
Earnings (loss) per share	(0.40)	0.15
Book value per outstanding share	11.69	12.03
*Quarterly price per share: High Low	19.00 15.75	33.00 30.00

*Includes transactions reported by market makers and private transactions, known to the Company.

KEY RATIOS

	JUNE 30
	2001	2000
Return on average assets	(0.68%)	0.23%
Return on average equity	(6.71%)	2.23%
Loan to deposit	71.97%	81.86%
Capital to assets	9.86%	9.54%